Exhibit 10.21

uniQure

GRANT LETTER

This Grant Letter is made on the [•] day of [••], [••••].

BY AND BETWEEN:

1.              [•], residing at [•], hereinafter referred to as “the Participant”;

and

2.              uniQure B.V. (uniQure), a private limited liability company incorporated in the Netherlands having its official seat in Amsterdam, the Netherlands, hereinafter referred to as “the Company”;

Together hereinafter referred to as “Parties”; WHEREAS:

•                  The Company has implemented the uniQure 2012 Stock Option Plan (hereinafter referred to as “the Plan”).

•                  The Company hereby wishes to offer the Participant certain Options as set out herein, pursuant to Article 2 of the Plan, under the terms and conditions of the Plan.

THE PARTIES HERETO AGREE AS FOLLOWS:

Definitions and interpretation

Article 1

Capitalised terms used and not otherwise defined in this Grant Letter shall have the meanings given thereto in the Plan. The terms and conditions of the Plan are applicable to this Grant Letter, and are deemed to be incorporated in this Grant Letter by reference. By signing this Grant Letter, the Participant accepts the terms and conditions of the Plan. A copy of the Plan is attached hereto.

Where the provisions of this Grant Letter deviate from or are in conflict with the provisions and/or purpose of the Plan, the provisions of the Plan shall prevail, save in respect of references to “Eligible Employee” and or “employee” which shall be deemed to include individuals holding office as STAK Board members, and references in Article 8 of the Plan shall be interpreted with respect to holding such office.

Grant of Options

Article 2

Subject to the terms and conditions of the Plan and this Grant Letter, the Company hereby grants to the Participant [ • ] Options.

Option Period

Article 3

The Date of Grant of the Options is [•].

Option Exercise Price

Article 4

The Option Exercise Price is hereby established at [•] per Depositary Receipt, in accordance with section 2.3 of the Plan.

Exercise

Article 5

The Options can only be exercised if and to the extent the Options have vested, and are not expired or lapsed, all in accordance with Article 4 of the Plan, and subject to the other terms and conditions of the Plan.

Non transferability

Article 6

The Options granted to the Participant under this Grant Letter can not be transferred, pledged or encumbered in any way, either in full or in part. Breach of this article will cause the Option to lapse forthwith.

Taxes, social security premiums

Article 7.a.

Any wage or personal or corporate income tax, or social security premiums due in connection with the Options, including but not limited to any wage tax, income tax or social security premiums due in connection with the grant, the exercise and the holding of the Options and the sale of the Depositary Receipts derived from exercise of the Options, will be for the account of the Participant.

Article 7.b.

If the Option is not exercised, any tax and/or social security premiums paid will not be refunded or compensated for.

Adjustments

Article 8

In case of any adjustment made by the Company with respect to the Options and/or the Plan the Company shall notify the Participant of the adjustments and its consequences to the Options in writing at least 10 days in advance.

Governing law

Article 9.a.

The Grant Letter shall be governed by the laws of the Netherlands.

Article 9.b.

All disputes arising in connection with the Grant Letter shall be exclusively submitted to the jurisdiction of the competent court in Amsterdam, the Netherlands.

Acceptance

Article 10

The Participant hereby declares to accept the Options granted to him including the conditions stipulated in the Grant Letter. This Grant Letter can be used as a Power of Attorney in accordance with article 7.2 of the Plan.

Duly signed in [•], on [•].

uniQure B.V.	Participant
Name:	Name